Exhibit 14.1

ONTO INNOVATION INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

This Code of Business Conduct and Ethics (the “Code”) applies to all directors, officers and employees (“Employees”) of Onto Innovation Inc. and its subsidiaries worldwide (“Onto Innovation”). The Code covers a wide range of business practices and procedures. While it does not cover every issue that may arise, it does set out basic principles to guide everyone at Onto Innovation because we recognize that our company’s continued success depends upon our commitment to conduct business with honesty, integrity and in compliance with the law everywhere we operate. As a result, all of us are encouraged to read, understand and use the Code as a standard and a tool, along with other Onto Innovation policies and one’s own best judgment, in making decisions, conducting business, ensuring compliance with legal and ethical requirements and maintaining a positive and cooperative work environment.

As Onto Innovation Employees, we are each expected to comply with both the letter and the spirit of this Code. This means we must understand and comply with all of our policies, laws and regulations that apply to our respective jobs, even if we feel pressured to do otherwise, and seek to avoid even the appearance of behavior which is inconsistent with the Code. The Code applies while working on our premises, at offsite locations, customer sites, company-sponsored business and social events, trade shows or at any other place where you are or could be considered to be representing Onto Innovation. Our Code also requires us to seek guidance if we have questions or concerns and to cooperate fully in any investigation of suspected violations of the Code that may arise in the course of our employment. Periodically, we may be asked to provide a written certification that we have reviewed and understand the Code, comply with its standards, and are not personally aware of any violations of the Code by others. This certification is a pledge to live up to our Code and its expectations and to promptly raise concerns about any situation that you think may violate our Code. Onto Innovation is committed to compliance with our Code. Anyone who violates our Code puts themselves, fellow Employees, and Onto Innovation at risk and are subject to disciplinary action up to and including termination of employment.

If a policy in this Code conflicts with the law, we must comply with the law. However, if the Code conflicts with a local custom or policy, we must comply with the Code. If you have any questions about these conflicts, are faced with a potential conflict between your ethical standards and the conduct of others at Onto Innovation or if you are in a situation which you believe may violate or lead to a violation of this Code, follow the Compliance Procedure guidelines discussed below.

In line with Onto Innovation’s values and commitment to its Employees, it is important to be aware that anyone may make a good faith report of an ethical violation or incident related to this Code in confidence and without fear of the retaliation, discharge or discrimination in any way against them. In those cases where the identity of the reporter needs to remain anonymous, Onto Innovation will assure that this requirement is honored.

Code of Business Conduct and Ethics

Onto Innovation adopted this Code to:

•	Encourage honest and ethical conduct;

•	Encourage full, fair, timely and accurate disclosure of financial information;

•	Encourage compliance with applicable laws and regulations;

•	Ensure the protection of Onto Innovation’s business interests, assets and confidential information, and

•	Deter wrongdoing.

Each employee is obligated to make every reasonable effort to comply with all applicable laws and regulations, including U.S. laws and all local laws and regulations that apply to the Onto Innovation. While it is not possible to list all policies and laws to be observed, or all prohibited business practices to be avoided, the Code helps detail Company expectations of every one of us. The following reflects the general principles of the Code. Additional guidance, descriptions, insights and specific examples related to each of these principles can be found in Attachment A.

We must all be knowledgeable of and comply with the basic principles of the Code as follows:

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Compliance with Laws, Rules and Regulations: While conducting business on behalf of Onto Innovation, respect, obey and comply with the laws, rules and regulations of the cities, states and countries in which Onto Innovation operates.

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Conflicts of Interest: Avoid any actual or apparent conflicts of interest (other than conflicts of interest that have received appropriate approval) such as taking actions or having interests that may interfere with performing one’s work objectively and effectively or where one receives improper personal benefits as a result of their position with Onto Innovation.

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Open and Honest Dealing: Onto Innovation encourages an open and honest atmosphere within Onto Innovation such that important information is freely exchanged with and disclosed to management and misleading information is not purposely provided.

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Insider Trading: Onto Innovation’s confidential information is not permitted to be used or shared for stock trading purposes (“Insider Trading”) or for any purpose except the conduct of Onto Innovation’s business.

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Fair Disclosure: Statements regarding material, non-public information about Onto Innovation or its securities may not be made to the financial community, Onto Innovation stockholders or the press without the express authorization of the CEO, CFO or General Counsel.

•	Payments to Agencies/Consultants: All payments and arrangements with outside agents, consultants, contractors and other parties should be per a written agreement.

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Corporate Opportunities: Taking personal advantage of opportunities that are discovered, developed or known through the use of corporate property, information or one’s position without the appropriate approval at Onto Innovation is prohibited.

•	Competition and Fair Dealing: Respect the rights of and deal fairly with Onto Innovation’s customers, suppliers, competitors and other Employees.

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Gifts, Gratuities and Entertainment: As part of Onto Innovation’s business, only reasonable gifts or business entertainment may be offered, given, or provided to or accepted from our customers, only in order to create good will and sound working relationships, and never to gain unfair advantage with customers.

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Political Contributions: While Onto Innovation encourages everyone to vote and be active in the political process, it is Onto Innovation’s policy not to contribute any Onto Innovation funds, assets or services to any political party, committee, organization, or candidate for any office at any level in any country.

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Prohibition Against Discrimination and Harassment: Participating in any form of harassment, retaliation, or discrimination because of race, color, national origin, sex, religion, creed, age, disability, sexual orientation, marital status, military service or any other basis protected by federal, state or local laws is prohibited.

•	Health and Safety: Maintain a safe and healthy workplace following safety and health rules and practices, appropriately report issues and refrain from any violent or threatening behavior.

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Record-Keeping: Where we are required to make a record of or report on any form of business information, such record/report must be made honestly and accurately in order to make responsible business decisions.

•	Confidentiality: When receiving confidential information, maintain the confidentiality of the materials entrusted by Onto Innovation or its customers, unless disclosure is appropriately authorized.

•	Protection and Proper Use of Company Assets: Protect Onto Innovation’s assets, including our work product and company proprietary information, to ensure its continued and efficient use and security.

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Bribery and Payments to Government Personnel: Never offer bribes, accept kick-backs, or participate in corrupt activities of any kind. Further, the giving and/or offering money or anything of value, directly or indirectly, to a foreign or domestic governmental official, agency, party, official or candidate under any circumstances in order to induce the recipient to give Onto Innovation business, purchase Onto Innovation’s products or otherwise benefit Onto Innovation’s business in their country is strictly prohibited.

Waivers of the Code of Business Conduct and Ethics

Any waiver of any provision of this Code for a member of Onto Innovation’s Board of Directors, the principal executive officer, principal financial officer, principal accounting officer, other employees performing similar functions, or other executive officers must be approved in writing by Onto Innovation’s Board of Directors and promptly disclosed as required by law. Any waiver of any provision of this Code with respect to any other officer, employee, agent, contractor or consultant must be approved in writing by the General Counsel or the Chief Financial Officer. Any such waiver will be promptly disclosed, along with the reasons for the waiver, as required by applicable law, rule, regulation, and the applicable listing standards of the New York Stock Exchange (“NYSE”).

Compliance Procedures

To protect Onto Innovation and its employees, it is essential that all persons promptly and fully report any known or suspected violation(s) of the Code or any laws or policies applicable to Onto Innovation. This duty applies whether you are personally involved in the situation or not. Reporting a known or suspected violation of the Code by others should not be considered an act of disloyalty, but an action to safeguard the reputation and integrity of Onto Innovation and its employees.

We must all must work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or concern. These are the steps to keep in mind:

•	Make sure that all the facts have been collected

In order to reach the right solutions, we must be as fully informed as possible.

•	Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper?

This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Discuss the problem with your supervisor or manager

The basic guidance for all situations is to ask first and act later. In many cases, your supervisor or manager will be more knowledgeable about the question and will appreciate being included in the decision-making process. Remember that it is the responsibility of our supervisors and managers to help solve problems.

•	Seek help from Onto Innovation’s resources

In the case where it may not be appropriate to discuss an issue with your supervisor or where you do not feel comfortable approaching your supervisor with a question, discussing it with a Human Resources representative or senior management is encouraged.

•	Reporting improper behavior

The section below on reporting presents the procedure for reporting incidents or activities relating to unethical or improper behavior.

Reporting any Illegal or Unethical Behavior

Everyone is encouraged to report either orally or in writing to your immediate supervisor, or alternate line of authority as described below, all evidence of any know or believed activity by an Onto Innovation department or an Employee that may constitute:

•	A violation of Onto Innovation’s Code of Business Conduct and Ethics or Onto Innovation’s Financial Code of Ethics;

•	Any other instances of corporate fraud or unethical business conduct;

•	A violation of State or Federal law;

•	A violation of any U.S. Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE) regulation; or

•	Substantial and specific danger to an Employee’s or the public’s health and safety.

Onto Innovation has made available a variety of alternative reporting mechanisms to allow everyone the ability to report any of the above activities in a manner with which they are comfortable. Anyone who wants to report evidence of alleged improper activity can choose from the following:

•	Contact your immediate supervisor, or the supervisor’s manager.

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In instances where the supervisor or manager’s response is not satisfactory or where addressing such concerns to a supervisor or the supervisor’s manager is uncomfortable for any reason, the Human Resources department, General Counsel’s office or a member of senior management may alternatively be contacted.

Call 1-888-262-6937, the confidential, global, toll-free phone number dedicated to these reports. For reference, this number is also listed on Onto Innovation Intranet websites (https://nanometrics.sharepoint.com/sites/intranet or http://rzone/). Anonymous telephonic communications will be accepted.

•	Address any concerns in writing to: The Office of General Counsel, Onto Innovation Inc., 550 Clark Drive, P.O. Box 860, Budd Lake, New Jersey 07828. Anonymous written communications will be accepted.

•	Address any concerns or file a report via email to codeofethics@ontoinnovation.com. Due to the nature of email, the anonymity of these reports cannot be guaranteed.

•	Contact any of the members of the Board’s Audit Committee. Again, anonymous telephone communications will be accepted.

In filing a report and to facilitate a complete investigation of the suspected or known violation, it is necessary to provide as much specific information as possible including names of people involved and any witnesses, dates, times, places, and events that took place and your perception of why the incident(s) may be a violation. All reports of violations of the law or the Code will be kept confidential to the fullest extent possible consistent with applicable laws and Onto Innovation’s need to investigate the matter. Anyone filing such a report is also urged to keep all information regarding the internal investigation confidential and understand that they are expected to fully cooperate with any such investigation. Those who choose to identify themselves as part of the process will receive a reply to their report within twenty (20) working days or as soon as practical thereafter.

Anyone who knowingly fails to report wrongdoing per any of the above steps will have such action considered in their job performance appraisal as well as potentially subject them to discipline, up to and including discharge.

It is important to be aware that ethical violations may be reported in confidence and without fear of retaliation. If the situation requires that the identity of the reporter be kept secret, such anonymity will be protected. As stated, Onto Innovation does not permit retaliation, discharge, or other discrimination of any kind against someone who, in good faith, reports a known or suspected ethical violation or incident related to this Code. Any employee who retaliates against an employee for seeking help or making a good faith report shall be subject to disciplinary action, up to and including termination of employment. Employees who believe they have experienced retaliation for reporting possible violations should contact Human Resources or the General Counsel.

Investigations

Subject to the Board’s general authority to administer this Code, the investigation of violations and determination of disciplinary action is the responsibility of the following parties:

Board of Directors (or its designated committee):	Matters involving members of the Board or executive officers.

Chief Financial Officer and General Counsel:	Matters involving other Employees, agents or contractors (provided that should any such matters impact the reputation of Onto Innovation with customers, shareholders, suppliers and/or employees, or materially impact Onto Innovation’s financial performance, the Board shall be notified in a timely manner).

The above responsible parties may designate others to conduct or manage investigations on their behalf and recommend disciplinary action. In addition, the Chief Financial Officer and the General Counsel will periodically report Code violations and the corrective actions taken to the Board or its designated committee. The Board reserves the right to investigate violations and determine appropriate disciplinary action on its own or to designate others to do so in place of, or in addition to, the Chief Financial Officer and the General Counsel.

Any suspected violations will be promptly investigated. If it is determined that evidence of a violation exists, the individual subject to investigation will be notified. The individual will have an opportunity to respond to any allegations made against them. A person suspected of violating the Code may be suspended with or without pay while an investigation is conducted. If Onto Innovation determines that a violation of the Code or law has occurred, Onto Innovation will take prompt and appropriate corrective action to ensure compliance with legal and ethical requirements.

Disciplinary Action

The matters covered in this Code are of the utmost importance to Onto Innovation, its stockholders and its business partners, and are essential to Onto Innovation’s ability to conduct its business in accordance with its stated values. Onto Innovation expects all of its employees to adhere to these rules in carrying out their duties.

Onto Innovation will take appropriate action against anyone whose actions are found to violate the Code. Disciplinary actions may include, at Onto Innovation’s sole discretion, oral or written reprimand, suspension or immediate termination of employment or business relationship, or any other single or combine disciplinary action as deemed appropriate to the circumstances. A record of the disciplinary action will be retained in the Employee’s personnel file.

In determining what disciplinary action is appropriate in a particular case, all relevant information will be taken into account, including the nature and severity of the violation, any history of warnings and violations, whether the violation appears to have been intentional or inadvertent and whether the violator reported his or her own misconduct. Onto Innovation will strive to enforce the Code in a consistent manner while accounting for all relevant information.

Where Onto Innovation has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Furthermore, certain violations of this Code may also be reported to the appropriate authorities and subject to civil or criminal prosecution by governmental authorities and others.

ATTACHMENT A

ONTO INNOVATION CODE OF BUSINESS CONDUCT AND ETHICS

ADDITIONAL GUIDANCE

The following presents additional guidance, descriptions, insights and specific examples related to each of the principles cited in the Onto Innovation Code of Business Conduct and Ethics.

1.	Compliance with Laws, Rules and Regulations

Obeying the laws, both in letter and in spirit, is the foundation on which Onto Innovation’s ethical standards are built. While conducting business on behalf of Onto Innovation, we must all respect and obey the laws of the cities, states and countries in which Onto Innovation operates. Although not everyone is expected to know the details of these laws, it is important to know enough to determine when to seek advice from management. If there is a question as to the legal validity of an action, follow the Compliance Procedure guidelines of the Code or discuss the matter with the General Counsel.

Laws, rules and regulations issued by government agencies and/or other institutions govern many aspects of Onto Innovation’s business and Onto Innovation is committed to complying with all such laws. Onto Innovation employees located outside of the United States must make every reasonable effort to comply with the laws and regulations of the United States, including the U.S. Foreign Corrupt Practices Act and the U.S. Export Control Act, in addition to applicable local laws. The following reflects a sampling of the laws, rules and regulations to which Onto Innovation is subject:

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The SEC and the NYSE, with which Onto Innovation is listed, both have rules and regulations that impact Onto Innovation’s business and financial reporting. Additionally, individuals are governed by these laws as well. For example, Onto Innovation’s Insider Trading Policy (discussed in more detail in #4 below) has been developed to assist us in our continued compliance with this SEC regulation.

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Anti-corruption laws are established in many countries around the world in which Onto Innovation does business which prohibit bribery or the influencing of decisions through improper means as further discussed in #16 below.

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Antitrust laws exist which are designed to encourage and protect free and fair competition and to prohibit companies such as Onto Innovation from taking actions which unreasonably restrict competition. These laws regulate Onto Innovation’s relationships with its competitors, customers, suppliers and distributors.

In conducting our business, we must not communicate or enter into any agreements or understandings with a competitor, customer or supplier which:

•	fixes prices (i.e. set prices or price related terms);

•	coordinates bids, the intent to bid or promotional allowances;

•	sets discounts, terms or conditions of sale, credit terms, secret rebates, profits or profit margins or apportions costs;

•	refuses to deal with or boycotts a customer or supplier;

•	divides or allocates markets, territories or customers;

•	places limitations on production; or

•	engages in pricing practices that suggest a monopoly.

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Export control laws and regulations are in place which govern our products, services and technology and may restrict the shipment of products to certain destinations. The United States, for example, maintains such restrictions. The U.S. regulations are complex and apply to certain products we export, even if we ship them from outside of the United States. In certain circumstances, a presentation containing technical data made to foreign nationals in the United States may constitute an “export,” In some cases, a license or other government approval is necessary before the product can be exported. As a result, we need to be aware of and comply with any U.S. restrictions on doing business with certain foreign countries, all applicable export control requirements and any trade laws and regulations in the countries where Onto Innovation does business.

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Laws and regulations exist which apply to negotiation of and entry into government contracts as well as contact and dealings with government employees and public officials. It is Onto Innovations policy to adhere to high ethical, moral and legal standards of business conduct when pursuing any governmental contract including strict compliance with all related local, state, federal, foreign and other applicable laws, rules and regulations.

Onto Innovation is committed to obeying both the letter and spirit of these laws. Yet while the spirit of these laws is straightforward, their application to particular situations can be quite complex. If any questions arise regarding compliance with any laws, rules and regulations, please consult the General Counsel.

Onto Innovation will not tolerate any act that violates the law, even when the action appears to be in Onto Innovation’s best interest. Onto Innovation will ensure that no one is adversely affected because he or she refuses to carry out a directive which, in fact, constitutes corporate fraud or is a violation of State or federal law.

2.	Conflicts of Interest

A “conflict of interest” exists when a person’s private interest interferes with the interests or benefits of Onto Innovation in any way. Personal conflicts of interest are prohibited as a matter of Onto Innovation policy, unless the conflict has been waived in writing by the company. While it is difficult to identify every potential conflict of interest, the following is an overview of some situations that could create a conflict of interest.

A conflict situation can arise when an individual takes actions or has personal or family interests that may make it difficult to perform their work objectively, effectively and could reasonably be expected to cause the person’s judgment to be influenced to make a decision differently than they would otherwise make absent such conflict. For example, a conflict of interest would potentially arise in a situation where you work part time in the evening for a company that makes a product that competes with the products of Onto Innovation or a company that supplies components to Onto Innovation. Such work would affect your objective decisions on behalf of Onto Innovation.

Conflicts of interest may also arise when a person or a member of their family receives improper personal benefits as a result of the individual’s position with Onto Innovation. An example of this would be hiring a family member or person with whom you have a close personal relationship or supervising a family member or person with whom you have a close personal relationship. Another example would be engaging a company for which a member of your family works to supply product or services to Onto Innovation. This could give rise to the appearance that Onto Innovation was selected because of the relationship and therefore must be avoided. Similarly, accepting cash, gifts, favors, excessive entertainment or similar benefits from any individual or company that does business or wants to do business with Onto Innovation or is a competitor of Onto Innovation can result in a conflict of interest. In addition, loans to, or guarantees of obligations of, Employees and their family members create conflicts of interest and, in the case of executive officers, may be against the law.

Directly or indirectly competing with Onto Innovation in its business activities is also a conflict of interest. Such conflict of interest arises when any of us work simultaneously for or contract with a competitor, customer or supplier. As a result, no Employee is allowed to work for a competitor, customer or supplier as a manager, employee, independent contractor, consultant or Board member. Similarly, disclosing to an outside company or using for your benefit confidential or non-public information regarding Onto Innovation or other organizations with which Onto Innovation does business would be a conflict of interest. Therefore, the best policy is to avoid any direct or indirect business connection with our competitors, customers or suppliers, except on Onto Innovation’s behalf.

None of us may hold a financial interest in any of Onto Innovation’s customers, suppliers or competitors, unless such company is a publicly owned corporation. If the company is a publicly owned corporation, it is acceptable to hold up to one percent (1%) of such company’s outstanding shares. Anyone seeking a variance from this rule must first obtain the approval from Onto Innovation’s CEO, CFO or General Counsel.

Conflicts of interest may not always be clear-cut. It is, however, very important to avoid any actual or apparent conflicts of interest for they are prohibited as a matter of Onto Innovation policy, except under Board approved guidelines. If you have a question or believe you have become aware of a conflict or potential conflict, refer to the Compliance Procedure guidelines of the Code to help resolve the issue.

3.	Open and Honest Dealing

Honesty requires a good faith intent to convey the truth as best we know it and to avoid communicating in a way that is likely to mislead or deceive. Openness is a willingness to comfortably voice your concerns and ask questions as well as being receptive to that which is being communicated to you.

In all of our interactions with co-workers at Onto Innovation, whether collaborating on a developmental project, reporting the results or status of your job responsibilities, providing feedback, discussing issues or in any other of the numerous dealings we are faced with each day, effective communication, starting with openness and honesty, is essential. To choose to withhold information, communicate only the “good”, or ignore the insights or data provided by another Employee are practices which not only could have a negative effect on relationships with other Employees but also could ultimately have a severe impact on Onto Innovation’s business. Thus, it is vital that everyone at Onto Innovation strives to assure that we each are open and deal honestly in our communications and the conduct of our responsibilities.

From a corporate perspective, Onto Innovation is committed to full, fair, accurate, timely and understandable disclosure in all public communications and in the information it provides to its stockholders. As a public company, Onto Innovation is subject to securities laws, regulations and reporting obligations which requires the company to file reports, proxy statements and other information with the SEC and/or the NYSE. We also provide public earnings information and other disclosures to the investment community. We believe a culture of open and honest dealing is essential to maintaining investor confidence and are committed to the highest standards of accuracy, quality and integrity in our business and financial reporting. Onto Innovation expects all employees who provide information for or are involved in the preparation of SEC reports or other public documents to use their best efforts to ensure that the information and disclosures are full, fair, accurate, timely and understandable. False or misleading entries, unrecorded funds or assets, or payments without appropriate supporting documentation and approval are strictly prohibited and violate Onto Innovation policy and the law. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage Onto Innovation and cause legal liability.

Anyone who assists in the preparation of our reports or other public information must disclose to senior management all material facts known to them and ensure that senior management is aware of such facts on an ongoing basis. If you become aware of any material information that you believe should be disclosed to the public in Onto Innovation’s reports filed with the SEC, it is your responsibility to bring such information to the attention of the Chief Financial Officer or report it in a manner set forth in Onto Innovation’s Financial Code of Ethics. If there is any doubt about whether a fact is “material” and should be disclosed, an executive officer should be consulted. If you reasonably believe that questionable accounting or auditing conduct or practices have occurred or are occurring, your concerns should be directed immediately to the Chief Financial Officer or the General Counsel or be reported in a manner set forth in Onto Innovation’s Financial Code of Ethics.

Finally, it is against the law to mislead or manipulate our accountants with the intent to influence an audit of our financial statements. We must be open and honest with our accountants and auditors.

4.	Insider Trading

Anyone who has access to Onto Innovation’s Material Non-Public Information is not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of Onto Innovation’s business. Material Non-Public Information is any information concerning Onto Innovation’s business, prospects, securities, or market that an investor might consider important in deciding whether to buy or sell Onto Innovation securities or that could affect the market price of the securities. All Material Non-Public Information about Onto Innovation should be considered confidential information. To use Material Non-Public Information for personal financial benefit, or to “tip” others who might make an investment decision on the basis of this information, is considered “insider trading” and is not only unethical but also illegal.

To help understand insider trading and why it must be avoided, the following actual, real life case is offered:

Husband, an officer at Corporation, confides in Wife that Corporation would announce an expected loss for the quarter and that the price of Corporation stock would likely decline as a result. Wife breaches her duty of confidence and discloses the inside information at a cocktail party to Friend. Friend proceeds to make a series of transactions in Corporation stock that would rise in value if Corporation’s stock price went down. Corporation releases its negative earnings announcement and its stock price drops about 40 percent. Friend winds up making approximately $269,000 on his transactions.

Wife received absolutely no pecuniary benefit from Friend’s trades, and in fact probably did not even know about it nor even expected that Friend would take this “cocktail” information and use it for trading. Nevertheless, Wife was found to have violated the SEC insider trading law as did Friend. Wife’s inappropriate discussion with Friend at the cocktail party cost her dearly including joint and several liability for the return of Friend’s $269,000 profit plus interest; $100,000 in civil penalties; attorney’s fees for 5 years of litigation, including two federal jury trials; and five years of torment, newspaper stories, and loss of her reputation in the community. (SEC v. Donna Yun & Jerry Burch).

With respect to investing in Onto Innovation stock (either pursuant to the Savings and Investment Plan, Onto Innovation Employee Stock Purchase Plan or otherwise), keep in mind that such investment is a personal decision and should be made in light of the portfolio diversification needs of such individual, as well as other factors and circumstances applicable to the individual. In general, frequent or excessive trading in Onto Innovation common stock or short-selling of Onto Innovation common stock is not only inconsistent with the best interests of Onto Innovation and against company policy but also may be in violation of securities laws, whether intentional or inadvertent.

Onto Innovation has established certain specific policies with respect to Onto Innovation stock transactions applicable to directors, officers and designated employees and any immediate family members. For example, “blackout” periods have been established, during which directors, officers and designated employees cannot trade in Onto Innovation common stock (regardless of whether such individual is in possession of material, nonpublic information). Outside such blackout periods, Onto Innovation has established certain “pre-clearance” procedures applicable to directors, officers and designated employees in connection with Onto Innovation common stock transactions by such individuals. In addition, employees may not buy or sell securities of any other company, including Onto Innovation’s suppliers, customers and other business partners, when in possession of Material Non-Public Information about that company. These policies can be found in Onto Innovation’s Insider Trading Compliance Program, a copy of which can be found on Onto Innovation Intranet websites (http://rzone/ or https://nanometrics.sharepoint.com/sites/intranet) or provided upon request. If any questions arise regarding Onto Innovation’s Insider Trading Policy, please consult with management in the Finance department or with the General Counsel.

5.	Fair Disclosure

Onto Innovation from time to time may receive calls from the press, securities analysts, investment bankers or shareholders inquiring about Onto Innovation or its financial performance. Regarding these contacts, we must all be aware that there are very strict rules concerning the selective disclosure of non-public information to persons outside of Onto Innovation. In the U.S., Regulation FD (Fair Disclosure) is a rule which has been enacted by the SEC that addresses such selective disclosure. This law prohibits companies from selectively disclosing material nonpublic information to analysts, institutional investors, and others without making a broad public disclosure at the same time. The rule reflects the view that all investors should have equal access to a company’s important disclosures at the same time. As a result, we must avoid posting or discussing information concerning Onto Innovation’s products or business on the Internet, social networking media, or any other public forum without prior written consent of the General Counsel or the Chief Financial Officer.

To assure that Onto Innovation remains in compliance with this law, no one other than the CEO, the CFO or the CEO’s designee is authorized to speak with the persons referenced above. This includes, but is not limited to, discussing or making general or specific statements about Onto Innovation’s financial performance, product offerings or other business transactions. If you receive a call from any person outside of Onto Innovation who inquires on any of these topics, you should decline to speak with him or her and instead refer that person to the CEO, CFO or General Counsel.

In addition, it is Onto Innovation’s policy not to respond to rumors about Onto Innovation. Companies have been found in violation of securities laws if their spokespeople erroneously denied a rumor, even if the spokesperson believed what he or she was saying was true. To that end, we must all avoid responding to any such inquiries regarding Onto Innovation thereby assuring that Onto Innovation’s response is a consistent message communicated solely by its authorized representative.

In the event that a statement or disclosure referenced above is made, whether by mistake or otherwise, the CEO, CFO or General Counsel must immediately be notified in order that Onto Innovation be able to meet any reporting requirements it may have as a result.

6.	Payment to Agencies/Consultants

Arrangements with outside agents, consultants, contractors and other parties should be in writing. The document should clearly describe the results required, the commission or fees to be paid, how fees are to be paid, the length of the agreement, and the commitment to comply with all laws and regulations.

All payments to consultants, agents, contractors and others shall be paid in accordance with proper business practices and based upon reasonable value for the service performed. Payments must be supported by adequate documentation.

By adhering to the above, we can assure that Onto Innovation receives appropriate value for its expenditures, the expectations and terms of the engagement are clearly defined, potential liability is minimized and Onto Innovation’s interests are best protected.

7.	Corporate Opportunities

Each of us must avoid taking personal advantage of opportunities that are offered to you by virtue of your employment with Onto Innovation or discovered through the use of Onto Innovation property, information or position without the consent of the Board. We should all be respectful of Onto Innovation property, information, and position, and make sure that none of us, nor any of our family members, use them for personal gain. Discounts on personal purchases of a supplier or customer’s products or services should not be accepted unless such discounts are offered to all Employees in general. As an Employee, we owe a duty to Onto Innovation to advance Onto Innovation’s legitimate interests when the opportunity to do so arises.

For example, through one’s position with Onto Innovation, you may, on occasion, become aware of a business opportunity, such as a new technology, product or intellectual property offering. Our policy does not permit any of us from taking personal advantage of such an opportunity unless it has been offered to Onto Innovation first. If Onto Innovation declines in writing to pursue the opportunity, then you may pursue it.

Sometimes the line between personal and company benefits is difficult to draw, and sometimes there are both personal and company benefits in certain activities. Anyone who intends to make use of company property or services in a manner not solely for the benefit of Onto Innovation should consult beforehand with the General Counsel.

8.	Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance and never through unethical or illegal business practices. Although we seek information about our competitors, stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. It is contrary to Onto Innovation practice and ethics to hire, commission or retain a competitor’s current or former employee solely to obtain such information.

Each of us should endeavor to respect the rights of and deal fairly with Onto Innovation’s customers, suppliers, competitors and their employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

When making a purchase on behalf of Onto Innovation, put Onto Innovation’s interests first and seek to obtain the maximum value for the money spent. At the same time, treat the vendor fairly, honestly, with courtesy and avoid any favoritism or appearance of preferential treatment.

Our products and services must be designed and manufactured to meet our obligations to customers. All inspection and testing documents must be handled in accordance with all applicable regulations.

There are many laws and regulations which define and promote fair business practices and protect the competitive environment. For example, the competition laws, known in the U.S. as antitrust laws, protect against practices that interfere with free competition. These laws are designed to promote a free and open marketplace in which each business enterprise has an opportunity to compete fairly on the basis of price, quality and service. To comply with these laws, we must all deal fairly with Onto Innovation’s customers, service providers, suppliers, competitors and their employees and not take unfair advantage of anyone through unfair dealing practices. Should a question arise regarding any competitive activity within the market, please contact the General Counsel with regard to the matter.

9.	Gifts, Gratuities and Entertainment

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships and not to gain unfair advantage with our customers. No gift, favor or entertainment should ever be offered, given, provided or accepted if it obligates, or appears to obligate, the recipient, or if it might be perceived as an attempt to influence fair judgment. To that end, we must never give or accept cash or its equivalent in connection with a business transaction. Further, none of us, or anyone of our family members or agents, should provide to or accept a gift from a customer, supplier, or other applicable party unless it:

•	is not a cash gift;

•	is consistent with customary business practices;

•	is not excessive in value;

•	cannot be construed as a kickback, bribe or payoff; and

•	does not violate any laws or regulations.

Gifts, gratuities and entertainment that we are prohibited from accepting must not be offered to other Employees or agents of Onto Innovation.

For further clarification, gifts of a nominal value may be accepted on an infrequent or occasional basis, such as during the holiday season, as a reasonable business courtesy. Routine business-related entertainment, such as a business lunch or dinner, sports outings or cultural events, is acceptable under this policy. At times, alcohol may be available at Onto Innovation-sponsored functions and business-related activities. In such situations, we must all use discretion and act responsibly to ensure our safety and the safety of others.

As an example, suppose that one of Onto Innovation’s suppliers offers to take you to lunch and also says that he’s sending out cash gift cards to all his clients as a token of appreciation. Is this acceptable? The answer is that the cash gift card cannot be accepted as a gift of cash or its equivalent is always prohibited. The lunch, however, may be accepted as long as it does not influence a business decision or create an appearance of bias in your interactions with the vendor.

It is important to be aware that specific laws apply to interactions with government officials and employees. For example, the U.S. and other countries have strict laws that prevent providing anything, including food or beverages, to a government employee. When doing business with government agents, employees, or officials be sure to understand the applicable laws as well as local customs and norms.

Should a question arise as to whether a gift or a proposed gift is appropriate, please discuss the offer with management prior to giving or accepting the gift.

10.	Political Contributions

Onto Innovation encourages everyone to vote and be active in the political process. Onto Innovation does not in any way restrict anyone’s right to participate personally, on their own time, in political activities or to use personal funds for political purposes. If someone chooses to hold public office, either by election or appointment, they must take into account any potential for actual or apparent conflict of interest and should also disclose their intentions in advance with their supervisor. Additionally, federal and many state laws restrict the use of corporate funds, assets and time in connection with federal and state elections.

In consideration of the above, it is Onto Innovation’s policy not to make any political contribution to any political party, committee, organization, or candidate for any office (federal, state or local) in the United States or any foreign country. “Political contributions” include direct and indirect payments, loans, advances, deposits, or gifts of money or assets or any service. It also includes subscriptions, memberships, tickets, purchases of advertising space, payment of expenses, or compensation of employees for a political organization, candidate or public official. Further, this restriction means that corporate facilities or other assets may not be used for the benefit of political candidates or parties.

Everyone has the option to support the political process through personal contributions or by volunteering their personal time to the candidates or organizations of their choice. These activities, however, must not be conducted on company time or involve the use of any company resources such as telephones, computers or supplies. Any personal political contributions will not be reimbursed.

Onto Innovation may only participate in selected lobbying activities conducted by industry or local associations and only upon the written authorization of the General Counsel. No one should lobby on their own personal behalf while on company time.

11.	Prohibition Against Discrimination and Harassment

The diversity of Onto Innovation’s work force is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Onto Innovation’s policy strictly prohibits any form of harassment, retaliation, or discrimination because of race, color, national origin, ancestry, gender, religion, creed, age, disability, affectional or sexual orientation, marital status, familial status, atypical hereditary cellular or blood trait, disability (including AIDS and HIV infection), genetic information, military service or any other basis protected by Federal, State or local laws. All such harassment or discrimination is unacceptable and violates Onto Innovation policy.

Each of us has the right to a work environment free from harassment, regardless of whether the harasser is a co-worker, supervisor, manager, customer, vendor or visitor. Harassment can include any behavior (verbal, visual, sexual or physical) that creates an intimidating, offensive, abusive or hostile work environment. In addition, any harassment that either impacts or influences wages, hours, working conditions or employment advantages is specifically prohibited. Sexual harassment includes harassment of a sexual nature of a person of the same or opposite sex as the harasser. Employees must not engage in any of these types of behavior and must actively contribute to a respectful work environment.

Examples of harassing behavior include, but are not limited to:

•	Any unwelcome behavior, such as verbal or physical conduct designed to threaten, intimidate or coerce.

•	Verbal taunting (including racial and ethnic slurs, inappropriate jokes or language).

•	Negative stereotyping.

•	Unwelcome sexual advances, requests for sexual favors or other verbal or physical conduct of a sexual nature in which:

•	submission to the conduct is either an explicit or implicit term or condition of employment; or

•

submission to or rejection of the conduct by an individual is used as the basis for making employment decisions, including advancement, affecting such individual – known as “quid pro quo,” or “this for that.”

It is Onto Innovation’s goal to create a workplace free from harassment, intimidation, violence and other disruptive behaviors. Employees must not engage in this type of behavior and must actively contribute to a respectful work environment.

As is the case with any violation of the Code, we all have the responsibility to report any harassing behavior or condition regardless of if we are directly involved or just a witness. Retaliation for making a complaint or for assisting in the investigation of a discrimination or harassment complaint is prohibited by Onto Innovation. Should you be subject to or observe any such offending behavior, report it to your supervisor, another member of your management chain, your Human Resources representative, or through the reporting channels of this Code. Onto Innovation will act promptly in investigating the concern and directly address the issue with the individuals involved. We recognize the sensitive nature of these claims and will work to ensure confidential treatment of the allegations in order to protect all involved.

If someone is found to have committed discriminatory harassment, retaliation, or serious related behaviors, they may be disciplined up to and including discharge. Furthermore, Onto Innovation reserves the right to take whatever additional actions are necessary to protect its legal rights under such circumstances. For further information, please refer to Onto Innovation’s Harassment/Sexual Harassment Policy or contact a Human Resources representative.

12.	Health and Safety

Onto Innovation strives to provide all of us with a safe and healthful work environment. We each have the responsibility for maintaining a safe and healthy workplace for everyone else by following safety and health rules and practices, and reporting accidents, injuries and unsafe equipment, practices or conditions. Onto Innovation prohibits the use of any equipment while conducting a business activity in a way that may cause distraction and/or result in injury or damage. Immediately report any risk or hazard to management. In addition, managers are to investigate any reported risks or hazards immediately with the help of the appropriate Onto Innovation personnel.

Violence, intimidation and threatening behavior in the workplace are not permitted. Examples of such conduct include extreme or inappropriate verbal or physical threats; harassing or threatening phone calls, email or written communication directed towards an Employee or his or her friends/family members; stalking; and the destruction of personal and/or company assets. Further, to preserve Employee safety and security, weapons, firearms, ammunition, explosives and incendiary devices are forbidden on any Onto Innovation property or in an Employee’s possession while conducting Onto Innovation business offsite. Any behavior that threatens the safety of people or property, or has the potential to become violent, should be immediately reported to your supervisor, Human Resources or through the reporting channels of this Code. If confirmed, such actions will be grounds for immediate termination.

We all must report to work in condition to perform our duties, free from the influence of alcohol or illegal drugs. Alcohol and drug abuse can endanger the health, safety and security of our Employees and our customers, adversely affect the quality and effectiveness of our company operations and potentially harm fellow Employees, the communities we live in and Onto Innovation’s reputation. The use, possession, sale, purchase, distribution, manufacture or transfer of alcohol, illegal drugs, or unauthorized drugs is prohibited on Onto Innovation’s premises or work sites. No one at Onto Innovation or any of its contractors may report to work or perform any job duties while under the influence of or impaired by alcohol or drugs. We encourage Employees who may have an alcohol or drug problem to seek assistance through Onto Innovation’s Employee Assistance Program (EAP).

13.	Record-Keeping

Our records are our corporate memory, providing evidence of actions and decisions and containing data and information critical to the continuity of our business. Records consist of all forms of information created or received by Onto Innovation, whether originals or copies, regardless of media. Examples of Onto Innovation’s records include paper documents, e-mail, electronic files stored on disk, tape or any other medium (CD, DVD, USB data storage devices, etc.) that contains information about Onto Innovation or our business activities. All records are the property of Onto Innovation.

Most of us participate to some extent in recording, processing, or analyzing financial or other information, or in the review and audit of these activities. These processes exist to assist in business decision-making and the evaluation of Onto Innovation’s performance by our Board and senior management. They are also necessary to ensure compliance with legal and other requirements pertaining to the retention of information and its disclosure to others, including to investors and regulators. Periodic audits may be conducted by the Onto Innovation’s outside legal counsel or at the direction of an appropriate company officer or department. All employees are required to cooperate fully with any such audits and to provide truthful and accurate responses to any request.

With the above in mind, Onto Innovation requires honest and accurate recording and reporting of information in order to make responsible business decisions. It is very important that everyone adhere to the highest ethical standards in generating and maintaining company record and that no one create or participate in the creation of (or falsification or alteration of) any Onto Innovation records which are intended to mislead anyone or conceal anything improper. For example, only the true and actual number of hours worked should be reported. Many of us regularly travel and file travel expense accounts, which must be documented and recorded accurately. If there is a question as to whether a certain expense is legitimate, ask your supervisor or management within the Finance department. Guidelines are available from the Finance Department as well as in the Employee Handbook which can be accessed via the Onto Innovation Intranet websites (http://rzone/ or https://nanometrics.sharepoint.com/sites/intranet).

All of Onto Innovation’s books, records, accounts and financial statements are confidential. They must be maintained in reasonable detail, must appropriately reflect Onto Innovation’s transactions and must conform both to applicable legal requirements and to Onto Innovation’s system of internal controls and audit procedures. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation. In addition, any of us with financial responsibilities are subject to Onto Innovation’s Financial Code of Ethics.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to Onto Innovation’s record-retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult with the General Counsel.

It is the Onto Innovation’s policy to promptly and fully investigate any incident of fraud or theft relating to the company. Onto Innovation will prosecute individuals engaged in fraud or theft to the fullest extent of the law.

14.	Confidentiality

Onto Innovation’s proprietary and confidential information is a valuable asset and as such must be used for Onto Innovation business purposes only.

In carrying out Onto Innovation’s business, Employees often learn confidential or proprietary information about our company, our customers, prospective customers, suppliers or other third parties. We must maintain the confidentiality of all confidential information entrusted to us by Onto Innovation or our customers, except when disclosure is authorized by the General Counsel or required by laws or regulations. Confidential information includes all nonpublic information that is learned, generated or acquired during our employment with Onto Innovation including, but not limited to:

•	Trade secrets

•	Undisclosed financial information and earnings reports

•	Confidential product performance information

•	New product offerings

•	Merger, acquisition, divestiture or business plans

•	Strategic product plans and roadmap

•	Procurement plans

•	Capital requirements and plans

•	Personnel information or organizational changes

•	Confidential technical data, product architectures and designs

•	Customer names and contact information

•	Marketing, pricing or service strategies

•	Business negotiation and transaction information

•	Product costs and volumes

•	Supplier and subcontractor information

•	Proprietary computer software and source code

To be clear, confidential information includes any information that might be of use to competitors, or harmful to Onto Innovation or its customers, if disclosed. Thus, if you can answer “yes” to the questions below, the information is confidential and should be protected.

•	Is this information unknown to people outside Onto Innovation?

•	Would Onto Innovation be disadvantaged or harmed if others knew this information?

•	Would your project be jeopardized if the information was not held in confidence?

Keep in mind that if Onto Innovation is involved in litigation and/or other dispute-resolution proceedings, we are all prohibited from communicating with Onto Innovation’s adversaries without the express approval of the General Counsel. If there is any doubt as to whether certain information would be considered confidential information, consult with the General Counsel.

Once information is determined to qualify as confidential information, it must then be handled with care. The following guidelines are presented to assist in the handling and protection of confidential information:

•	Ensure that a nondisclosure agreement, approved by the Legal department, has been signed before providing any confidential information to any third party;

•	Limit access to confidential information, e.g., by limiting reproduction and distribution of confidential documents, to only those persons who have a genuine need to know;

•	Keep all confidential documents in secured areas; and

•	Place confidential labels or legends on such documents to indicate the degree of care that must be applied when handling and distributing to others.

Confidential Information should not be disclosed to (a) any third party who has not signed or is not covered by a nondisclosure agreement, or (b) any person inside Onto Innovation who does not have a need to know such information. Consistent with this, confidential or competitive information should not be discussed with our families, friends, acquaintances or others when in public areas such as elevators, restaurants and airplanes or in social situations or gatherings. Further, such information must not be disclosed on online bulletin boards, chat rooms, personal Web pages, blogs, or through any other form of social media (e.g., Facebook, Twitter, etc.) regardless of whether you use your own name or an alias. Materials that contain confidential information, such as memos, notebooks, computer disks and laptop computers, should be stored securely.

The obligation to preserve confidential information continues even after employment ends. The Board authorizes only the Chairman of the Board and others expressly selected to disclose information. None of us are authorized to make public disclosures unless we receive written authorization from the Chairman.

15.	Protection and Proper Use of Company Assets

Onto Innovation spends considerable resources to develop, maintain and protect the assets used in its business. As Employees of Onto Innovation, each of us is a steward of these assets and as such is responsible for protecting Onto Innovation’s physical assets, proprietary information, brand and reputation. This includes our work product (materials, designs, information, files, ideas, concepts, products or services developed as part of our work assignments or responsibilities) which belong solely and exclusively to Onto Innovation. They also include, but are not limited to, such things as electronic mail, computers, communication systems, documents, equipment, facilities, information, Onto Innovation’s logo and name, materials and supplies. It is the responsibility of each of us to endeavor to protect Onto Innovation’s assets and ensure their efficient use as well as assist our company in its efforts to its control costs. Theft, carelessness, and waste have a direct impact on Onto Innovation’s profitability. We should treat Onto Innovation assets with the same care we would if they were our own. No Onto Innovation property (tangible or intangible) may be sold, loaned, used, given away or disposed of without written authorization from the department head with budgetary responsibility for the property. Any suspected incident of abuse, fraud or theft should be immediately reported to management for investigation. Onto Innovation equipment should not be used for non-company business, though incidental and reasonable personal use may be permitted, however, all equipment remains the property of Onto Innovation and no employees should assume that the email system, computer or cubicle is private or confidential. Subject to local laws, Onto Innovation may search and review any incoming or outgoing communications on all devices.

What constitutes misuse of Onto Innovation assets and resources? How do we know if personal use of Onto Innovation assets and resources crosses the line of reasonableness? The following is provided as examples of misuse and unreasonableness:

•	Use of Onto Innovation facilities for personal gain.

•	The excessive use of the telephone or facsimile long-distance for personal purposes.

•	The taking of office supplies or equipment for personal consumption or use at home, e.g., using Onto Innovation equipment to repair personal property.

•	The unauthorized copying of computer software programs.

•	Not paying the balance on company-issued credit card(s) after receiving reimbursement from Onto Innovation for your expenses.

In addition, the obligation to protect Onto Innovation’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights; business, marketing and service plans; engineering and manufacturing ideas, designs; databases; records; salary information and any unpublished financial data and reports. Onto Innovation proprietary information may be stored electronically on laptops, handheld devices, desktops, portable storage devices or in documents or verbal discussions. All of us are responsible for protecting the proprietary information in his or her possession. We all must endeavor to comply with all security policies and procedures including the use of passwords and prohibitions against removing information from our premises or those of our customers and the use of portable storage devices in some circumstances. Unauthorized use or distribution of any confidential or proprietary information would violate Onto Innovation policy. It could also be illegal and result in civil or even criminal penalties.

16.	Bribery and Payments to Government Personnel

The United States and many other countries have laws that prohibit bribery, kickbacks, and other improper payments. No Onto Innovation Employee, agent, or independent contractor acting on our behalf may offer or provide bribes or other improper benefits in order to obtain business or an unfair advantage. A bribe is defined as directly or indirectly offering anything of value (e.g., cash, presents, meals, entertainment, travel and lodging, personal services, donations, favors, business opportunities, offers of employment, or other promises) to influence or induce action, or to secure an improper advantage. Anticorruption laws, such as the U.S. Foreign Corrupt Practices Act, prohibit giving and/or offering money or anything of value, directly or indirectly, to a foreign governmental official, agency, political party, party official or candidate under any circumstances which appears that such items were offered or given to induce the recipient to give Onto Innovation business, purchase Onto Innovation’s products or otherwise benefit Onto Innovation’s business in their country. It is strictly prohibited for anyone at Onto Innovation to make illegal payments to government officials of any country or any other form of commercial bribery.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Onto

Innovation policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. These policies can be found in Onto Innovation’s Foreign Corrupt Practices Policy, a copy of which can be found on the Onto Innovation Intranet websites (http://rzone/ or https://nanometrics.sharepoint.com/sites/intranet) or provided upon request. The General Counsel can also provide guidance in this area.

Finally, in dealing with our customers, we must all avoid participating in bribery and kickbacks, or even the appearance of them, in all of our business dealings. Kickbacks are agreements to return a sum of money to another party in exchange for making or arranging a business transaction. Even in locations where kickbacks may not be, technically speaking, illegal, it is absolutely prohibited by Onto Innovation policy. Violations of any of the above can subject you and Onto Innovation to severe penalties and damage our public reputation.